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                                                                EXHIBIT 10.81

                            ASSET PURCHASE AGREEMENT



                                    BETWEEN



                           HOFFMANN-LA ROCHE LIMITED

                                      and

                       MEDICIS PHARMACEUTICAL CORPORATION
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TABLE OF CONTENTS

1. DEFINITIONS ....................................................... 1

2.       ASSETS BEING SOLD ........................................... 5
         2.1      Trademarks ......................................... 5
         2.2      Registrations ...................................... 5
         2.3      Manufacturing Technology and Know-How .............. 5
         2.4      Inventory .......................................... 5
         2.5      Assumed Agreements ................................. 5
                  2.5.1    Patheon Agreement ......................... 5
                  2.5.2    Trademark Agreements ...................... 5
         2.6      Manufacturing Information .......................... 5
         2.7      Data Bank Documents ................................ 6
         2.8      Worldwide Safety Reports ........................... 6
         2.9      Assumption of Liabilities .......................... 6
         2.10     Customer Lists ..................................... 6
         2.11     Books and Records .................................. 6

3.       PURCHASE PRICE .............................................. 6

4.       REPRESENTATIONS AND WARRANTIES OF SELLER .................... 6
         4.1      Organization ....................................... 6
         4.2      Authority .......................................... 7
         4.3      Title to Assets .................................... 7
         4.4      No Violation or Conflict ........................... 7
         4.5      Registrations ...................................... 8
         4.6      Patents ............................................ 8
         4.7      Inventory .......................................... 8
         4.8      Taxes .............................................. 8
         4.9      Financial Information .............................. 8
         4.10     Absence of Certain Changes ......................... 8
         4.11     Violations of Law .................................. 9
         4.12     No Government Restrictions ......................... 9
         4.13     Litigation ......................................... 9
         4.14     Limitation of Warranty. ............................ 9
         4.15     Trademarks ......................................... 9
         4.16     Return Policy ......................................10
         4.17     Warranties .........................................10
         4.18     Customer Contracts .................................10

5.       REPRESENTATIONS AND WARRANTIES OF BUYER .....................10
         5.1      Organization .......................................10
         5.2      Authority ..........................................10
         5.3      No Violation or Conflict ...........................10
         5.4      No Government Restrictions .........................11
         5.5      Litigation .........................................11
         5.6      Financing ..........................................11

6.       SELLER'S COVENANTS ..........................................11
         6.1      Conduct of Business ................................11
         6.2      Compliance with Laws ...............................12
         6.3      Disclosure Supplements .............................12
         6.4      Access; Investigation ..............................12
         6.5      Further Assurances .................................12

7.       BUYER'S COVENANTS ...........................................12
         7.1      Transfer of Products ...............................12
         7.2      Labeling ...........................................13
         7.3      Further Assurances .................................13
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8.       COVENANTS BY BUYER AND SELLER ...............................13
         8.1      Stability Studies ..................................13
         8.2      Transition Services Agreement ......................13
         8.3      Labeling ...........................................13
         8.4      Use of Seller Trademarks ...........................13
         8.5      Assignment of Trademarks ...........................14
         8.6      Assignment of Registrations. .......................14
         8.7      Access to Information ..............................14
         8.8      Confidentiality Agreement ..........................14
         8.9      Press Releases .....................................14
         8.10     Government Filings .................................15
         8.11     Returns ............................................15
         8.12     Backorder ..........................................15

9.       CONDITIONS PRECEDENT TO CLOSING .............................16
         9.1      Conditions to Obligation of Buyer ..................16
                  9.1.1    Representations and Warranties ............16
                  9.1.2    Performance ...............................16
                  9.1.3    HSR Act Approvals .........................16
                  9.1.4    No Adverse Change .........................16
                  9.1.5    Officer's Certificate .....................16
                  9.1.6    Litigation ................................16
                  9.1.7    Authorization .............................17
                  9.1.8    Proceedings and Instruments Satisfactory ..17
         9.2      Conditions to Obligations of Seller ................17
                  9.2.1    Representations and Warranties ............17
                  9.2.2    Performance ...............................17
                  9.2.3    HSR Act Approvals .........................17
                  9.2.4    Officer's Certificate .....................17
                  9.2.5    Litigation ................................17
                  9.2.6    Authorization .............................17
                  9.2.7    Proceedings and Instruments Satisfactory ..18

10.      THE CLOSING .................................................18
         10.1     The Closing ........................................18
         10.2     Deliveries by Seller ...............................18
         10.3     Deliveries by Buyer ................................18

11.      TERMINATION .................................................19
         11.1     Termination ........................................19
         11.2     Effect of Termination ..............................19

12.      SURVIVAL; INDEMNIFICATION ...................................19
         12.1     Survival of Representations; Remedy for Breach .....19
         12.2     Indemnification by Seller ..........................20
         12.3     Indemnification by Buyer ...........................20
         12.4     Limitations ........................................21
         12.5     Notice .............................................21
         12.6     Participation in Defense ...........................21
         12.7     Settlements ........................................21
         12.8     Set-Off ............................................22

13.      NON-COMPETITION AND CONFIDENTIALITY .........................22
         13.1     Non-Compete ........................................22
         13.2     Confidentiality ....................................22

14.      NOTICES .....................................................23

15.      BULK SALES LAW ..............................................23
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16.      SYNACORT ....................................................24

17.      ARBITRATION AND GOVERNING LAW ...............................24
         17.1     Generally ..........................................24
         17.2     Defenses and Bankruptcy ............................24
         17.3     Commencement of Arbitration ........................24
         17.4     Governing Law and Place of Arbitration .............25
         17.5     Discovery and Other Matters ........................25
         17.6     Hearing ............................................25
         17.7     Arbitrators Fees ...................................26

18.      ADDITIONAL TERMS ............................................26
         18.1     Brokers ............................................26
         18.2     Injunctive Relief. .................................26
         18.3     Expenses ...........................................26
         18.4     Attorneys' Fees. ...................................26
         18.5     Successors and Assigns .............................26
         18.6     Entire Agreement ...................................26
         18.7     Amendments; No Waiver ..............................27
         18.8     Counterparts .......................................27
         18.9     Severability .......................................27
         18.10    Captions ...........................................27
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on January 21, 1997 (the "Effective Date") by and between Hoffmann-La Roche Limited, a Canadian corporation ("Seller") and Medicis Pharmaceutical Corporation, a Delaware corporation ("Buyer").

         This Agreement sets forth the terms and conditions upon which Buyer is purchasing from Seller and Seller is selling to Buyer the Assets (as hereinafter defined).

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.       DEFINITIONS

         1.1 "Active Ingredients" mean the pharmaceutical compounds fluocinolone acetonide, fluocinonide, and hydrocortisone, and all salts and esters thereof.

         1.2 "Additional Trademarks" means the trademark/service mark registrations and applications that are set forth on Schedule 0 together with all records associated therewith.

         1.3 "Affiliate" of a party shall mean any individual, corporation or other business entity (e.g. limited or general partnership, trust or estate, joint venture or association) controlling, controlled by or under common control with such party. "Control" (including "controlling", "controlled by" and "under common control with") shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party, corporation or other business entity respectively. Notwithstanding the foregoing, Genentech, Inc. ("Genentech") shall not be considered an Affiliate of Seller for the purpose of this Agreement for so long as there are material restrictions on the ability of Seller and its Affiliates to control Genentech.

         1.4 "ANDS" means an Abbreviated New Drug Submission, as such term is defined by the Food and Drug Regulations issued pursuant to the Food and Drugs Act and as interpretated by the HPB.

         1.5 "Assets" has the meaning ascribed to such term in Section 0.

         1.6 "Assumed Agreements" means the Patheon Agreement and the Trademark Agreements.

         1.7 "Broker" has the meaning ascribed to such term in Section 16.1.

         1.8 "Business" means the business as currently conducted by Seller with respect to manufacture and sale of the Products in the Territory.

         1.9 "Buyer Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, used by Buyer and bearing Buyer's name for each Product.

         1.10 "cGMP's" means the then-current Good Manufacturing Practices applicable to the manufacture of pharmaceutical products for human use in Canada in accordance with the Food and Drug Regulations under the Food and Drugs Act.

         1.11 "Closing" has the meaning ascribed to such term in Section 0.
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         1.12 "Closing Date" has the meaning ascribed to such term in Section 0.

         1.13 "Closing Time" means 12:01 a.m. on the date of Closing.

         1.14 "Confidentiality Agreement" has the meaning ascribed to such term in Section 0.

         1.15 "Damages" has the meaning ascribed to such term in Section 0.

         1.16 "Data Bank Documents" has the meaning ascribed to such term in
Section 0.

         1.17 "Disclosure Schedule" means the disclosure schedule delivered prior to the Effective Date to Buyer by Seller in connection with this Agreement. The sections of the Disclosure Schedule correspond to the sections of this Agreement.

         1.18 "DIN" means the drug identification number.

         1.19 "DOJ" means the United States Department of Justice.

         1.20 "Effective Date" means January 21, 1997.

         1.21 "FTC" means the United States Federal Trade Commission.

         1.22 "HPB" means the applicable federal Canadian authorities and agencies including the Health Protection Branch of Health Canada.

         1.23 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         1.24 "Indemnifiable Claims" has the meaning ascribed to such term in
Section 0.

         1.25 "Indemnified Party" has the meaning ascribed to such term in
Section 0.

         1.26 "Indemnifying Party" has the meaning ascribed to such term in
Section 0.

         1.27 "Inventory" has the meaning ascribed to such term in Section 0.

         1.28 "Know-How" has the meaning ascribed to such term in Section 0.

         1.29 "Law" means any federal, state, province, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, and any rules, regulations, and orders promulgated thereunder.

         1.30 "Material Adverse Effect" means an event that has a material adverse effect on the Assets, taken as a whole.

         1.31 "NDS" means a New Drug Submission, as such term is defined by the Food and Drug Regulations issued pursuant to the Food and Drugs Act and as interpretated by the HPB.
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         1.32 "Net Sales" means the gross invoice amount of Products sold to third parties, less (a) promotional and trade discounts; (b) sales and excise taxes, value added and other taxes and insurance premiums and duties which are billed to customers as separate items on invoices; (c) allowances for short-shipments and price adjustments; and (d) contract chargebacks and rebates, government rebates, and returns (e.g., spoiled, damaged or outdated Products).

         1.33 "Patheon Agreement" means the agreement between Seller and Patheon to be entered into on January 31, 1997.

         1.34 "Patents" means any patent or patent application and any and all divisions, continuations, continuations-in-part, reexaminations, reissues, extensions, pending or granted supplementary protection, certificates, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patent and patent application.

         1.35 "Products" means each presentation of those finished pharmaceutical products set forth in the Registrations.

         1.36 "Purchase Price" has the meaning ascribed to such term in Article
0.

         1.37 "Registrations" has the meaning ascribed to such term in Section
0.

         1.38 "Roche Financial Statement" means the statement of Roche Net Sales by Product in the Territory in Canadian dollars, on a monthly basis for each month beginning January 1995 until the end of the month in which Closing occurs as attached on Schedule 0.

         1.39 "Roche Net Sales" means the gross invoice amount of Products sold to third parties in the Territory, less (a) promotional and trade discounts; (b) sales and excise taxes, value added and other taxes and insurance premiums and duties which are billed to customers as separate items on invoices; (c) allowances for short-shipments and price adjustments; and (d) contract chargebacks and rebates, government rebates, and returns (e.g., spoiled, damaged or outdated Products).

         1.40 "Schedule" means a schedule to the Disclosure Schedule.

         1.41 "Seller Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, currently used by Seller for each Product.

         1.42 "Synacort Assets" means the Synacort License, the Synacort Trademarks, and the Synacort Trademark Agreements.

         1.43 "Synacort License" has the meaning ascribed to such term in
Section 0.

         1.44 "Synacort NDSs" means the NDSs that are set forth on Schedule 0 and the regulatory records relating exclusively thereto.

         1.45 "Synacort Trademark" means the trademark registrations that are set forth on Schedule 0 together with all records associated therewith.

         1.46 "Synacort Trademark Agreements" means those agreements set forth on Schedule 0 to the extent such agreements relate to the Synacort Trademark.
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         1.47 "Syntex Financial Statements" mean the statements of Syntex Net
Sales and gross margins for the Territory on a corporate cost basis for the Product group for the fiscal years ended July 31, 1993 and 1994, and for the five month period ended December 31, 1994, attached as Schedule 0.

         1.48 "Syntex Net Sales" means all trade shipments to customers less all credits issued to customers during the period reported. Such credits include wholesaler chargebacks, returned goods, price adjustments, and product lost in transit. Net sales have also been reduced by the amount of rebates paid to contract and other customers during the period reported. Net sales do not include cash discounts given to customers or any accrual adjustments made during the period reported.

         1.49 "Syntex Sales Statement" means the unaudited consolidated statements of Syntex Net Sales for the Territory on a per Product basis by units and Canadian dollars for the fiscal years ended July 31, 1993 and 1994 and the five month period ended December 31, 1994, attached as Schedule 0.

         1.50 "Territory" means Canada.

         1.51 "Trademark Agreements" has the meaning ascribed to such term in
Section 0.

         1.52 "Trademarks" has the meaning ascribed to such term in Section 0.

         1.53 "Transition Services Agreement" means the agreement referred to in
Section 0.

2.       ASSETS BEING SOLD

         Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, its successors and assigns forever, to the extent contemplated herein, all of the right, title, and interest of Seller in the assets listed below in the Territory (collectively, the "Assets"), the Synacort Assets, and the Additional Trademarks, and Buyer shall assume all rights, title, and interest of Seller in the Assets, the Synacort Assets, and the Additional Trademarks.

         2.1 Trademarks. The trademark/service mark registrations and applications that are set forth on Schedule 0 together with all records associated therewith (the "Trademarks").

         2.2 Registrations. The NDSs and the ANDS that are set forth on Schedule 0 (the "Registrations") and the regulatory records relating exclusively thereto.

         2.3 Manufacturing Technology and Know-How. The manufacturing technology and know-how that is exclusively used in manufacturing any Product ("Know-How") and any documents which relate specifically and exclusively to such Know-How. In addition, Seller shall grant Buyer a non-exclusive, perpetual, paid-up, irrevocable, royalty-free, world-wide license, with right to sub-license, to use any manufacturing technology and know-how that are necessary or used in manufacturing any Product (but not exclusively used thereto) with such license or sublicense being restricted to use for the Products, unless Buyer can demonstrate by written records that such know-how was known prior to any disclosure of such know-how by Seller or its Affiliates to Buyer or is now public knowledge or becomes public knowledge in the future other than by breach of any agreement between Buyer and its Affiliates and Seller and its Affiliates.
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         2.4 Inventory. The inventory consisting of the Products that are owned by Seller and that have been approved by Seller as meeting specifications and otherwise saleable in the ordinary and normal course of business as of Closing (the "Inventory"), the quantity and the location of which shall be set forth in a document delivered by Seller at Closing. Products that have been shipped from the plant or a warehouse directly to distributors, wholesalers, or customers are not Inventory. Subject to the terms of the Transition Services Agreement, Inventory shall be shipped FOB Seller's location.

         2.5 Assumed Agreements.

                  2.5.1 Patheon Agreement. Seller shall assign and Buyer shall assume all rights and obligations under the Patheon Agreement.

                  2.5.2 Trademark Agreements. Seller shall assign and Buyer shall assume all rights and obligations under those agreements set forth on
Schedule 0 to the extent such agreements relate to the Trademarks (the "Trademark Agreements").

         2.6 Manufacturing Information. Accurate and complete copies of the current Manufacturing Worksheets and copies of the Manufacturing Quality Assurance Notebooks with respect to the Products currently available, including batch records, development reports (if existing), and other documents and records embodying manufacturing information.

         2.7 Data Bank Documents. Right to obtain copies of and reference the animal toxicology, animal mutagenicity, human clinical study and final reports, and drug monograph/investigator brochures, a list of which is set forth on
Schedule 0 (the "Data Bank Documents").

         2.8 Worldwide Safety Reports. A hard copy of the Worldwide Safety Reports with respect to Products.

         2.9 Assumption of Liabilities. The parties expressly acknowledge and agree that (i) Buyer is not assuming or undertaking any liabilities relating to or arising from the conduct of the Business, the sale or marketing of the Products and/or the ownership or use of the Assets prior to the Closing; (ii) Seller retains all such liabilities; and (iii) Buyer shall have no obligation to Seller or any of its Affiliates or to any third party for any such liabilities.

         2.10 Customer Lists. The list of customers who have purchased the Products since January 1, 1996, which list will be delivered to Buyer at Closing.

         2.11 Books and Records. Copies of the Product Annual Reviews and Annual Product Reviews relating to the Products for the last five (5) years, and marketing and advertising materials relating exclusively to the Products, all of which shall be to the extent available.

3.       PURCHASE PRICE

         Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets, Buyer shall deliver to Seller, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery, the Purchase Price, consisting of: (i) six hundred thousand United States dollars (US $600,000.00) payable to Seller at Closing by bank wire transfer
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to Seller at such banking institution, designated not less than five (5) days prior to Closing by Seller. Additional payments of thirty-three thousand, three hundred thirty-three United States dollars (US $33,333.00) shall be delivered by Buyer to Seller at each of the first, second and third anniversary of the Closing for a total of three (3) such additional payments ("Additional Payments"). Each Additional Payment shall be reduced by fifty percent (50%) if Net Sales in the Territory have decreased by more than twenty percent (20%) during the twelve (12) months immediately preceding the corresponding anniversary.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER

         4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Canada, with full corporate power and authority to consummate the transactions contemplated hereby. Seller has all requisite power and authority to own and operate the Assets being conveyed by Seller pursuant to this Agreement and to carry on the activities constituting the business.

         4.2 Authority. The execution and delivery of this Agreement by Seller and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Agreement has been duly authorized, executed, and delivered by Seller and, assuming the enforceability against Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms except (i) if such enforcement would be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the rights of creditors generally; and (ii) as specific performance and other equitable remedies are subject to the general discretion of the court. The Transition Services Agreement, and all other documents executed by Seller or its Affiliates and delivered at the Closing, including those delivered pursuant to Section 0, constitute a valid and binding obligation of Seller or the respective Affiliate of Seller executing such documents enforceable in accordance with their respective terms.

         4.3 Title to Assets. Except as set forth in Schedule 0, Seller has good and marketable title to all the Assets and will convey good and marketable title at Closing, free and clear of any and all liens, encumbrances, claims, mortgages, leases, security interests, charges or restrictions. Notwithstanding the foregoing, Seller retains the right to use and to transfer to other buyers of the products containing any Active Ingredient outside the Territory information that is similar or identical to that contained in the Registrations and the Know-How; provided, however, that no such buyer has been expressly granted by Seller or any Affiliate of Seller the right to sell, transfer or distribute any of the products containing any Active Ingredient into the Territory based on such Registrations and Know-How and neither Seller nor any Affiliate shall expressly grant any buyer such right. Buyer acknowledges that Seller cannot prevent such a buyer from using such information, including registrations and know-how that is substantially similar to the Registrations and Know-How, to sell, transfer or distribute such products in the Territory. In addition, trademarks that are the same as or similar to the Trademarks may be registered in other countries and may be either retained by Seller for its use or sold to other buyers in either case, for use solely outside the Territory.

         4.4 No Violation or Conflict. Seller's execution and delivery of this Agreement and the other related documents delivered by Seller in connection with transactions contemplated herein and the performance of this Agreement by Seller (and the transactions contemplated herein) (a) do not and will not conflict with, violate or constitute or result in a default or an event creating rights of acceleration, termination, or cancellation, or a loss of right under any Law, judgment, order, decree, the articles of incorporation or bylaws of Seller or any mortgage, contract or agreement to which Seller is a party or by which Seller is bound or (b) will not result in the creation or imposition of any lien, charge, mortgage, claim, pledge, security interest, restriction or encumbrance of any kind on, or liability with respect to, the Assets or the Business except as otherwise provided herein or otherwise disclosed on the Disclosure Schedule. None of the Assumed Agreements require the consent of any third party to the assignment of such Assumed Agreement from Seller to Buyer; provided, however, that with respect to the Patheon Agreement, Seller must give prior written notice of any assignment to Patheon and Buyer must covenant in writing with Patheon to be bound by the terms of the Patheon Agreement.

         4.5 Registrations. The Registrations are the only registrations required by the HPB to sell and market the Products in the Territory. All Products in Schedule 2.2 are registered and eligible for immediate sale without regulatory limitations.

         4.6 Patents. There are no Patents with respect to the Active Ingredients or Products in the Territory.

         4.7 Inventory. As of Closing, each Product in the Inventory shall meet the specifications therefor as set forth in the manufacturing documentation and Registrations for such Product. The Inventory will be in good condition, properly stored and in compliance with applicable Laws, usable and salable in the ordinary course of business and shall have, except as set forth in Schedule 0, a minimum remaining shelf life at Closing of not less than thirteen (13) months.

         4.8 Taxes. There are no liens for taxes upon the Assets except for liens for current taxes not yet due and payable which shall remain the sole obligation of the Seller.

         4.9 Financial Information.

                  4.9.1 The Syntex Financial Statements and the Syntex Sales Statements are accurate and complete in all material respects, reflect only actual bona fide transactions, are consistent with the accounting records of Seller, and were prepared in accordance with Canadian generally accepted accounting principles (GAAP) consistently applied.

                  4.9.2 The Roche Financial Statements are accurate and complete in all material respects, reflect only actual bona fide transactions, are consistent with the accounting records of Seller and were prepared in accordance with International Accounting Standards ("IAS") consistently applied with prior periods.

                  4.9.3 Seller and its Affiliates have no material liabilities, contingent, absolute, accrued or otherwise, relating to the Assets, other than as set forth in Schedule 0.

         4.10 Absence of Certain Changes.

                  4.10.1 Except as set forth in Schedule 0 or as otherwise set forth in this Agreement, since December 16, 1996, there has not been any (i) Material Adverse Effect or material adverse change in the financial condition or results of operation of the Business, (ii) damage, destruction or loss which has or may reasonably be expected to have a Material Adverse

Effect, or (iii) transaction or commitment outside the ordinary course of business with respect to the Assets or the Business.

                  4.10.2 As of the date hereof and as of the Closing Date and except as otherwise disclosed on Schedule 0, Seller is not aware of any facts, circumstances, or proposed or contemplated events that could reasonably be expected to have a Material Adverse Effect after Closing.

                  4.10.3 No default under any lease, agreement, contract or other material arrangement relating to the Business, including but not limited to the Patheon Agreement and the Trademark Agreements has been declared and is continuing and, to Seller's knowledge, no condition exists which, with notice or lapse of time or both, would constitute a default under any such agreement. All of the such agreements are valid and subsisting and are in full force and effect and, to Seller's knowledge, no claim exists or has been asserted with respect to such agreements that would adversely effect the Business. Seller has not received notice that any party to any such agreements intends to cancel or terminate such agreements or to exercise or not exercise any options or rights under such agreements, or to resist any effort by Seller or its successors to exercise or not exercise such options or rights.

         4.11 Violations of Law. Except as set forth in Schedule 0, neither the operation of the Business nor the Assets (i) violates or conflicts with any Registrations, any Law, governmental specification, authorization, or requirement, or any decree, judgment, order, or similar restriction in any material respect, or (ii) to the best of Seller's knowledge, has been the subject of an investigation or inquiry by any governmental agency or authority regarding violations or alleged violations, or found by any such agency or authority to be in violation, of any Law.

         4.12 No Government Restrictions. Except as listed or described on
Schedule 0, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by it of the transactions contemplated hereby to be consummated by it.

         4.13 Litigation. Except as set forth in Schedule 0 attached hereto or as set forth on Schedules 0 and 0, neither the Business nor the Assets is the subject of (i) any outstanding judgment, order, writ, injunction or decree of, or settlement agreement with, any person, corporation, business entity, court, arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Business, the Assets, or the Products in a way that would have a Material Adverse Effect, (ii) any pending or, to the best of Seller's knowledge, threatened claim (excluding the adverse drug reports set forth in the Registrations), suit, proceeding, charge, inquiry, investigation or action of any kind, and (iii) any court suits filed with respect to the Assets since January 1, 1990.

         4.14 Limitation of Warranty. Seller will not warrant that buyers of products outside the Territory that are substantially similar to or identical with the Products will not attempt to register such products in the Territory.

         4.15 Trademarks. Each of the Trademarks being conveyed by this Agreement is being conveyed free and clear of any liens, security interests and other encumbrances and is freely assignable by Seller. Seller is not required, and Buyer will not be required, to pay any royalty to any person with respect to use of any of the Trademarks. Except as set forth in the Trademark

Agreements, the Trademarks do not infringe upon or conflict with the trademarks or other rights of any third party in the Territory.

         4.16 Return Policy. Schedule 0 sets forth a complete copy and/or description of Seller's current return policies with respect to the Products. Except as noted in Schedule 0, Seller has not made or authorized any other return arrangements with respect to the Products during the three years immediately preceding the date hereof which would obligate Seller or its successors to accept Product returns on terms which are materially different from those set forth in such Schedule 0. Except as set forth in Schedule 0, Seller has, in general, administered the return policies set forth in Schedule 0 consistently, except for non-material deviations therefrom in the ordinary course of business.

         4.17 Warranties. The HPB approved package insert for each applicable Product, sets forth a complete copy and/or description of Seller's current warranties with respect to the Products. Except for implied warranties arising by operation of law, Seller has not made or authorized any other product warranty with respect to the Products since January 1, 1995 which would obligate Seller or its successors on terms which are materially different from those set forth in the applicable package insert. Seller has, in general, administered its warranty policies consistently, except for non-material deviations therefrom in the ordinary course of business since January 1, 1995.

         4.18 Customer Contracts. Seller has no contracts with customers for Products that provide for rebates, chargebacks, or other discounts, other than cash discounts based on payment terms.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to consummate the transactions contemplated hereby.

         5.2 Authority. The execution and delivery of this Agreement by Buyer, and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Agreement has been duly authorized, executed, and delivered by Buyer and, assuming the enforceability against Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms except (i) if such enforcement would be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the rights of creditors generally; and (ii) as specific performance and other equitable remedies are subject to the general discretion of the court.

         5.3 No Violation or Conflict. The execution and delivery of this Agreement by Buyer and the performance of this Agreement (and the transactions contemplated herein) by Buyer do not and will not conflict with, violate or constitute or result in a default under any Law, judgment, order, decree, the articles of incorporation or bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

         5.4 No Government Restrictions. Except as listed or described on
Schedule 0, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by it of the transactions contemplated hereby to be consummated by it, except with respect to the filing of a pre-merger notification report under the HSR Act.

         5.5 Litigation. To the best knowledge of Buyer, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

         5.6 Financing. Buyer will have funds sufficient to pay the Purchase Price on the Closing Date.

6.       SELLER'S COVENANTS

         6.1 Conduct of Business. Seller agrees that from the date hereof until the Closing Date that, except as specifically disclosed in Schedule 0 or unless otherwise consented to by Buyer in writing, Seller shall

                  6.1.1 maintain the Assets in good status and condition and not sell or dispose of any Assets except sales of Products in the ordinary course of business;

                  6.1.2 cause the Business to be conducted in the ordinary course consistent with the practice over the past six (6) months and make all reasonable efforts consistent with practices over the past six (6) months to preserve the Assets and the reputation of the Business and the Products and to preserve for Buyer the goodwill of suppliers, customers, distributors, and others having relations with the Business.

                  6.1.3 not enter into any new, or amend any existing, contract, commitment, or agreement relating to the Business, the Products or the Assets or extend any credit or incur any obligation with respect to the conduct of the Business or the Assets except (i) for the Patheon Agreement, (ii) or in the ordinary course of business and consistent with past business practices;

                  6.1.4 not engage in any special pricing, rebate, allowance, promotional or marketing programs inconsistent with past practices or for the purpose of maintaining customer inventory levels of Product in excess of those levels maintained in the past;

                  6.1.5 promptly inform Buyer of any change in the Business or Assets that could reasonably be expected to have a Material Adverse Effect;

                  6.1.6 not subject any of the Assets or any part thereof to any mortgage, pledge, security interest, encumbrance, lien or restriction of use or suffer such to be imposed or license or grant to any other party the right to use any of the Trademarks or any of the Know-How except for use outside the Territory;

                  6.1.7 perform in all material respects all of its obligations under any agreement with any third party relating to the Business, the Products, or the Assets unless such third party is in default under such agreement; and

                  6.1.8 maintain its books of accounts and records relating to the Business, the Products or the Assets in the usual, regular and ordinary manner including, but not limited to, the maintenance of any and all documents required by any federal or state regulatory agency or governmental body.

         6.2 Compliance with Laws. Seller shall comply in all material respects with all Laws and in all respects with all orders of any court or federal, state, local or other governmental entity applicable to the Business or the Assets.

         6.3 Disclosure Supplements. From time to time following execution of this Agreement but prior to the Closing Date, Seller will promptly inform Buyer, in writing, of any matter that may arise hereafter and that, if existing or occurring prior to the execution of this Agreement, would have been required to be set forth or described herein or in the Disclosure Schedule. Seller shall prepare and deliver to Buyer the Roche Financial Statements for a particular month within fifteen (15) business days following the end of each such month.

         6.4 Access; Investigation. From and after the date hereof and up to Closing, Buyer and its authorized agents, officers, and representatives shall have reasonable access to the Business and the Assets and all records and information related thereto (except for information that Seller is contractually obligated not to disclose), during normal business hours upon reasonable prior notice and at a time and manner mutually agreed upon between Buyer and Seller in order to conduct such examination and investigation of the Assets and the Business as Buyer shall reasonably deem necessary, provided that such examinations shall not unreasonably interfere with Seller's operations and activities.

         6.5 Further Assurances. Seller shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement.

7.       BUYER'S COVENANTS

         7.1 Transfer of Products. Following Closing, Buyer shall use all reasonable efforts and, except as otherwise set forth herein, at its own expense to obtain as expeditiously as possible such governmental approvals and registrations from the HPB, or similar regulatory authorities, as may be necessary with respect to the manufacture and sale of the Products by Buyer or its designee.

         7.2 Labeling. Following Closing, Buyer shall at its own expense and as expeditiously as possible use all reasonable efforts to obtain such HPB approvals necessary for the Buyer Labeling for each Product.

         7.3 Further Assurances. Buyer shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Buyer, at the request of Seller, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Seller such consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Seller, as Seller may reasonably deem necessary or desirable to implement any provision of this Agreement.

8.       COVENANTS BY BUYER AND SELLER

         8.1 Stability Studies. As soon as possible following Closing, Buyer shall qualify a site as a testing site for stability studies or request Patheon to continue to conduct such stability studies at Buyer's expense, for Products not manufactured by Patheon. Seller shall have no responsibility for on-going stability studies for the Products following Closing.

         8.2 Transition Services Agreement. Buyer and Seller, or their Affiliates shall at Closing enter into a Transition Services Agreement, attached as Exhibit A.

         8.3 Labeling. In accordance with Section 7.2, Buyer is responsible for having the Buyer Labeling approved by the HPB as soon as possible. Buyer may use the Seller Labeling on the Inventory until such Inventory is exhausted; provided, however, that Seller may, at its option, buy-back from Buyer all inventory labeled with Seller's DIN number upon Buyer having sufficient inventory, to be determined by Buyer in its sole discretion to be exercised in good faith, of the applicable Product labeled with Buyer's DIN number. In addition, Buyer may use the Seller Labeling on each Product manufactured by Seller or its Affiliates for Buyer until the earlier of the date (i) the HPB approves the Buyer Labeling for use on such Product and Buyer, using all reasonable efforts, has obtained sufficient supplies of materials with Buyer Labeling for use on such Products, or (ii) twelve (12) months following Closing, provided, however, if at the end of such twelve (12) month period the HPB has not yet approved the Buyer Labeling, then such twelve (12) month period shall be extended for a period of time to be mutually agreed by the parties (such agreement not to be unreasonably withheld) reasonably required to obtain such approval.

         8.4 Use of Seller Trademarks. Other than the use of the Seller Labeling as set forth in Section 0, any use by Buyer of the trademarks, tradenames, or logos of Seller, other than the use of the Trademarks, the Synacort Trademarks, and the Additional Trademarks, as provided herein, must be approved by Seller prior to such use.

         8.5 Assignment of Trademarks. By or before Closing, Buyer and Seller shall prepare in good faith an assignment pursuant to which Seller agrees the Trademarks, the Synacort Trademarks, and the Additional Trademarks shall be assigned to Buyer. Following Closing, Buyer shall prepare and Seller shall execute such documents as Buyer may reasonably request in order to record the assignment of the Trademarks, the Synacort Trademarks, and the Additional Trademarks. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Buyer.

         8.6 Assignment of Registrations. At or following Closing, Buyer shall prepare and Seller shall execute such documents as Buyer may reasonably request in order to record the assignment of the Registrations. Buyer shall pay any user fees associated with any Product that accrues after Closing but prior to transfer of such Registration. Seller shall be responsible for preparing and submitting to Buyer all reports and updates with respect to each of the NDSs for all of the Products, including but not limited to NDS Annual Reports, in the form required to be filed with HPB through April 30, 1997. If the next annual filing with respect to any of such NDSs is scheduled to occur after April 30, 1997 but before April 30, 1998, Seller shall prepare and submit to Buyer the data necessary for such annual filing summary report through April 30, 1997 for any such NDS. In addition, Seller shall make available a regulatory person to answer questions regarding such data at the time of filing such Annual Report.

         8.7 Access to Information. Buyer and Seller will, upon reasonable prior notice, make available to the other, to the extent reasonably required for the purpose of assisting Seller or Buyer in obtaining governmental approvals and preparation of tax returns or financial statements required by the Securities and Exchange Commission (to the extent information is available) relating to the Assets, and prosecuting or defending or preparing for the prosecution or defense of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against Seller or Buyer relating to the Assets, other than in the case of litigation between the parties hereto, such information or records (or copies thereof) in their possession after Closing. Buyer shall also provide Seller with any adverse drug events simultaneously with notification of the HPB for so long as Buyer markets the Products for serious or life-threatening adverse event and for three years following Closing for all other adverse drug events.

         8.8 Confidentiality Agreement. The parties agree that certain letter agreement dated October 15, 1996 between an Affiliate of Seller and Buyer (the "Confidentiality Agreement"), shall survive either termination of this Agreement or Closing as an independent agreement; provided, however, that upon Closing, the restrictions on use and the confidentiality obligations of the Confidentiality Agreement shall no longer be in effect with respect to Evaluation Materials (as defined therein) relating to the transferred Assets.

         8.9 Press Releases. Neither the Seller nor the Buyer, nor any Affiliate thereof, will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Neither party shall use the name of the other party in any public statement, prospectus, annual report, or press release without the prior written approval of the other party, which may not be unreasonably withheld or delayed, provided, however, that both parties shall give the other party a minimum of five business days to review such press release, prospectus, annual report, or other public statement. Notwithstanding the foregoing, Buyer may make any disclosure which Buyer, in the opinion of its counsel, is obligated to make pursuant to applicable law, in which case, Buyer shall still endeavor to give Seller an opportunity to review such disclosure but shall not be obligated to do so if such disclosure must, in the opinion of its counsel, be made without time for review. The failure of Buyer to draft such disclosure in a timely fashion shall not be deemed a reason to avoid submitting such disclosure to Seller.

         8.10 Government Filings. Each of the parties will use its respective reasonable good faith efforts to obtain, and to cooperate with the others in obtaining, all authorizations, consents, orders and approvals of any governmental agencies, and cooperate with making any filings that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement prior to or after Closing, and to take all reasonable actions to avoid the entry of any order or decree by any governmental agency prohibiting the consummation of the transactions contemplated hereby.

         8.11 Returns. From and after the Closing Date, Buyer and Seller shall track lot numbers of products distributed, for the purpose of identifying when Products were sold. Seller shall furnish Buyer with a list of the lot numbers of lots of the Products distributed in the last three years and Buyer agrees to furnish to Seller the lot numbers of any lots of the Products distributed following the Closing Date until the Buyer and Seller mutually agree to discontinue tracking returns, which shall be no later than four (4) years following the Closing Date. Seller is responsible for claims pertaining to all Products sold prior to the Closing Date, provided, however, that Seller is not responsible for claims which would not have been accepted in accordance with the Roche Return Goods Policy attached hereto as Schedule 0. In addition, Buyer shall not engage in any special pricing, rebate allowance, promotional or marketing program or activities, special returns policy or special restocking program that would impact the normal course or level of expected returns with respect to Products sold prior to Closing. Buyer is responsible for all claims pertaining to all Products sold on or after the Closing Date. For those lots for which both Buyer and Seller have sold Products, returns shall be pro-rated between Buyer and Seller based upon the quantity of such lot sold by each party, as determined by count of finished goods inventory for such lot number at Closing.

         8.12 Backorder. If between Closing and April 30, 1997, any Product set forth on Schedule 8.12 (the "Protected Products") goes on backorder with a customer for longer than five (5) business days, then Seller shall pay Buyer an amount equal to the gross margin less two percent (2%) cash discount for each unit of such Protected Product not shipped. For the purpose of this Section, gross margin for the period ending March 31, 1997 shall be calculated using the historic rate of gross profit margins based on Net Sales in the last quarter of 1996; for the period between March 31, 1997 and April 30, 1997, the gross margin shall be calculated using the actual experience for such period, based on Net Sales. Buyer shall prioritize production of the Protected Products in order to avoid backorders. Should Buyer elect to prioritize production of other Products and a backorder occurs with respect to a Protected Product or if Buyer does not permit Seller to distribute Products after Closing in accordance with Seller's normal business practices with respect to Product expiration dating, the payment provisions of this Section 8.12 shall not apply. Buyer shall inform Seller on a regular basis of its production schedule for the Products to facilitate Seller's managing the inventory of the Products.

9.       CONDITIONS PRECEDENT TO CLOSING

         9.1 Conditions to Obligation of Buyer. The obligation of Buyer to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Buyer):

                  9.1.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall have been true and correct in all respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date).

                  9.1.2 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing, including the delivery of documents set forth in Section 0.

                  9.1.3 HSR Act Approvals. All filings required to be made in connection with the transactions contemplated by this Agreement under the HSR Act shall have been made, the waiting period under the HSR Act shall have expired or been terminated, and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any governmental agency as part of obtaining such HSR Act approval.

                  9.1.4 No Adverse Change. During the period from the date of this Agreement to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date except for that which has been otherwise disclosed elsewhere in this Agreement or in the Disclosure Schedule at the time of execution of this Agreement, any condition or fact that could reasonably be expected to have a Material Adverse Effect.

                  9.1.5 Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by an officer of Seller, certifying to the fulfillment of all conditions set forth in this
Article 0.

                  9.1.6 Litigation. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                  9.1.7 Authorization. Seller shall have furnished to Buyer all documents Buyer may reasonably request relating to the existence of Seller, the corporate authority for and the validity of this Agreement, all in form and substance satisfactory to Buyer.

                  9.1.8 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         9.2 Conditions to Obligations of Seller. The obligations of Seller to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Seller):

                  9.2.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall have been true and correct in all respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date).

                  9.2.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing, including the delivery of documents set forth in Section 0.

                  9.2.3 HSR Act Approvals. All filings required to be made in connection with the transactions contemplated by this Agreement under the HSR Act shall have been made, the waiting period under the HSR Act shall have expired or been terminated, and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any governmental agency as part of obtaining such HSR Act approval.

                  9.2.4 Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated the date of Closing and executed by an officer of Buyer, certifying to the fulfillment of all conditions specified in this
Article 0.

                  9.2.5 Litigation. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                  9.2.6 Authorization. Buyer shall have furnished to Seller all documents Seller may reasonably request relating to the existence of Buyer, the corporate authority for and the validity of this Agreement, all in form and substance satisfactory to Seller.

                  9.2.7 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

10.      THE CLOSING

         10.1 The Closing. Subject to the satisfaction of all of the conditions to each party's obligations set forth in Article 0 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the party or parties for whose benefit the condition exists), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. (local time) on the first Monday following the day in which all required waiting periods under the HSR Act have expired or been terminated (the "Closing Date") or at such other time, date (but in no event later than March 1, 1997) and place as the parties hereto may agree in writing. The transfer of the Assets shall be deemed to have occurred as of the Closing Time.

         10.2 Deliveries by Seller. Unless otherwise specified in this
Section 0, at Closing, Seller or its Affiliate, as appropriate, shall deliver to Buyer in form reasonably satisfactory to Buyer, each properly executed and dated as of the Closing Date, where appropriate:

                  10.2.1 except as otherwise provided herein, such deeds, bills of sale, endorsements, assignments, assignment agreements, and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer free and clear title to the Assets as contemplated by this Agreement

                  10.2.2 within five (5) business days following the Closing, the statement of the quantity and location of inventory described in Section 0;

                  10.2.3 the Transition Services Agreement;

                  10.2.4 a receipt for the Purchase Price;

                  10.2.5 originals of those Assumed Agreements exclusively related to the Products; and

                  10.2.6 a letter giving written notice to Patheon of the assignment of the Patheon Agreement to Buyer.

         10.3 Deliveries by Buyer. At Closing, Buyer or its Affiliate, as appropriate, shall deliver or cause to be delivered to Seller:

                  10.3.1 The Purchase Price payable in accordance with
Article 0;

                  10.3.2 Secretary's Certificate certifying that the Board of Directors of Buyer has authorized this Agreement.

                  10.3.3 the Transition Services Agreement; and

                  10.3.4 a letter to Patheon covenanting that Buyer agrees to be bound by the terms of the Patheon Agreement.

11.      TERMINATION

         11.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

                  11.1.1 By the mutual written consent of Seller and Buyer;

                  11.1.2 By either Seller or Buyer if Closing shall not have occurred on or before March 1, 1997, unless such date has been extended by mutual agreement in writing (the "Termination Date");

                  11.1.3 By either Seller or Buyer if consummation of the transactions contemplated hereby shall violate any final order, decree or judgment of any court or governmental body having competent jurisdiction.

                  11.1.4 By Buyer if there has been a material misrepresentation by Seller or a material breach by Seller of any of the warranties or covenants of Seller set forth herein that Seller has not cured within fourteen (14) days after receipt of notice from Buyer requesting such to be cured (but in no event later than the Termination Date) or that Buyer has not waived in writing; or

                  11.1.5 By Seller if there has been a material misrepresentation by Buyer or a material breach by Buyer of any of the warranties or covenants of Buyer set forth herein that Buyer has not cured within fourteen (14) days after receipt of notice from Seller requesting such to be cured (but in no event later than the Termination Date) or that Seller has not waived in writing.

         11.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 0, all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer except (a) for the obligations of Buyer and Seller under Sections 0, 0, 0, and 0; and (b) that such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement.

12.      SURVIVAL; INDEMNIFICATION

         12.1 Survival of Representations; Remedy for Breach. The representations, warranties and covenants made by Buyer and Seller under this Agreement shall survive the Closing for a period of eighteen (18) months. Any Indemnifiable Claims (as hereinafter defined) or claim for tax reimbursement that a party may have arising out of the other party's breach of its representations, warranties, or covenants contained in this Agreement shall be made by notice to the other party no later than eighteen (18) months following the Closing Date ("Claim Period") and there shall be no recovery for indemnification for breach of a representation, warranty, or covenant under this Agreement for any Indemnifiable Claim or claim for tax reimbursement first asserted after that date. Seller and Buyer agree to use reasonable efforts to mitigate any loss or damage for which they may seek indemnification under this
Article 12 or for which they may seek recovery under law or equity.

         12.2 Indemnification by Seller. Subject to the limitations set forth in
Section 0, and in addition to any other rights Buyer may have under law or at equity, Seller shall indemnify and hold harmless Buyer and its Affiliates, officers, directors, and agents and employees from any and all damages, losses, liabilities, third party claims, lawsuits, obligations and expenses (including reasonable attorneys fees and costs) (collectively, "Damages") that Buyer shall incur or suffer from (a) any breach of a representation, warranty, or covenant of Seller in this Agreement or in any of the agreements, instruments or documents executed or delivered by Seller pursuant to this Agreement; (b) any liabilities or obligations arising from, or relating to, the conduct of the Business by the Seller, the sale, distribution or marketing of the Products, or the use or ownership of the Assets prior to the Closing (including without limitation, claims by third parties for product liability or personal injury or for violation of employment law or other duties) (Section 12.2 (a) and (b), collectively "Buyer's Indemnifiable Claims"); and (c) any taxes associated with, imposed upon or in respect of the conduct of the Business, the sale of the Products, or the use or ownership of the Assets prior to the Closing Date; or
(d) taxes imposed with respect to the transfer of the Assets to the Buyer pursuant to this Agreement, including any assessments against Seller as a member of a consolidated reporting group with any other entity except for payment of GST tax which shall be paid by Buyer (Section 12.2 (c) and (d), collectively "Buyer's Tax Claims").

         12.3 Indemnification by Buyer. Subject to the limitations set forth in
Section 0, and in addition to any other rights it may have under law or at equity, Buyer shall indemnify and hold harmless Seller and its Affiliates, officers, directors, and agents and employees from any and all Damages that Seller shall incur or suffer from (a) any breach of a representation, warranty, or covenant of Buyer in this Agreement or in any of the agreements, instruments or documents executed or delivered by Buyer pursuant to this Agreement; (b) any liabilities or obligations arising from, or relating to, the conduct of the Business by the Buyer, the sale, distribution or marketing of the Products, or the use or ownership of the Assets following the Closing (including without limitation, claims by third parties for product liability or personal injury or for violation of employment law or other duties) (Section 12.3 (a) and (b), collectively "Seller's Indemnifiable Claims") (Buyer's Indemnifiable Claims and Seller's Indemnifiable Claims are hereby collectively referred to as "Indemnifiable Claims"); or (c) any taxes associated with, imposed upon or in respect of the conduct of the Business, the sale of the Products, or the use or ownership of the Assets following the Closing Date; or (d) payment of GST tax (Section 12.3 (c) and (d), collectively "Seller's Tax Claims").

         12.4 Limitations. Notwithstanding anything to the contrary herein, neither Buyer and its Affiliates nor Seller shall be entitled to seek indemnification or any recovery under law or at equity with respect to any Indemnifiable Claim until the aggregate amount of such claims exceeds Two Hundred Thousand United States Dollars ($200,000) (the "Basket Limitation"); provided, however, that (i) if either party is responsible to the other for any amount in excess of the Basket Limitation, then the Basket Limitation shall not be deemed applicable and such party shall be responsible to fully indemnify the other party for all Damages; (ii) in no event shall either party be required to indemnify the other for breaches of the representations, warranties, and covenants made in this Agreement for an amount in excess of the Purchase Price; and (iii) neither the Basket Limitation nor the limitation in the immediately preceding clause shall be applicable to (x) third party claims, (y) Buyer's Tax Claims or Seller's Tax Claims; provided, that Damages shall be limited to one-third (1/3) of the Purchase Price with respect to the representations and warranties under Sections 0, 0, 0, 0, 0, 0, and 0; and provided further, that

Damages shall be limited to one-half (1/2) of the Purchase Price with respect to the representations and warranties under Sections 0 and 0.

         12.5 Notice. A party seeking indemnification pursuant to Section 0 or 0 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder (whether or not the limits set forth in Section 0 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

         12.6 Participation in Defense. The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof. The Indemnifying Party shall be liable for the fees and expenses of one firm as counsel (and appropriate local counsel) employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

         12.7 Settlements. The Indemnifying Party shall not be liable under this Article for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this Article 0 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

         12.8 Set-Off. In addition to any other remedies that Buyer may have against Seller for indemnification under the provisions of this Agreement or under law or at equity, Buyer may set off against any amount otherwise due and yet unpaid to Seller as part of the Purchase Price or otherwise, any amount owed by Seller or its Affiliates to Buyer under any provision of this Agreement, any instrument or agreement delivered pursuant thereto, or otherwise.

13.      NON-COMPETITION AND CONFIDENTIALITY

         13.1 Non-Compete. Seller acknowledges that in order to assure Buyer that Buyer will retain the value of the Assets, Buyer wishes assurances that Seller and its Affiliates shall not utilize their special knowledge of the Business and their relationship with customers, suppliers, and others to compete with the Buyer with respect to the Business. For a period of five (5) years beginning on the Closing Date, neither Seller nor its Affiliates shall engage in any business that manufactures, packages, distributes or sells finished products in the Territory whose sole or major active ingredients consist of the Active Ingredients for topical use in dermatology except for (i) the transactions involving Buyer, (ii) as part of a product whose primary indication is the treatment of vulvovaginal mycotic infections; provided that, nothing in this Article shall in any way restrict or preclude the Seller or any of its Affiliates from acquiring another company, business or line of products (including by license thereof or through investment therein), in which less than a twenty percent (20%) of the revenues and/or assets is derived from or represents finished products whose sole or major active ingredients consist of the Active xIngredients for topical use in dermatology and to continue to operate such business following such acquisition. In promoting any such acquired product or in promoting any other dermatology product that Seller may develop, manufacture of market in compliance with this Section 13.1, Seller shall not make use of the history, heritage or brand equity of the Products as part of any such promotional plan or activity.

         13.2 Confidentiality. Seller acknowledges that the Assets and all other confidential or proprietary information with respect to the Business are valuable, special and unique. Neither Seller nor any of its Affiliates shall, at any time after the Closing Date, disclose, directly or indirectly, to any third party, or use or purport to authorize any third party to use any confidential or proprietary information with respect to the Business, whether or not for Seller's or an Affiliate's own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, inventions, sources, leads or methods of obtaining new supplies, marketing strategies or any other information relating to the Business or Products which could reasonably be regarded as confidential, but not including information which (i) does not relate directly and exclusively to the Business or the Products, provided that Seller and its Affiliates shall not disclose such information to the direct detriment of the Business; or (ii) is or shall become generally available to the public other than as a result of an unauthorized disclosure by Seller or an Affiliate or third party to whom Seller or an Affiliate has provided such information; or (iii) as may be necessary for Seller or any of its Affiliates to perform its obligations under this Asset Purchase Agreement or the transactions or agreements contemplated herein; or (iv) that is required by Law to be disclosed by Seller or any of its Affiliates.

14.      NOTICES

         Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

         if to Buyer, to:

                  Medicis Pharmaceutical Corporation
                  4383 East Camelback Road
                  Phoenix, Arizona 85018
                  Attn:    Jonah Shacknai

         with a copy to:

                  Brown & Bain
                  2901 North Central Avenue
                  Phoenix, Arizona 85012-2788
                  Attn:    Frank M. Placenti
         if to Seller, to:

                  Hoffmann-La Roche Limited
                  2455 Meadowpine Boulevard
                  Mississauga, Ontario L5N 6L7
                  Attention:  General Manager

         with a copy to:

                  Hoffmann-La Roche Limited
                  2455 Meadowpine Boulevard
                  Mississauga, Ontario L5N 6L7
                  Attention:  General Counsel

15.      BULK SALES LAW

         The parties hereto each waive compliance by the others with the provisions of any statute or any state or jurisdiction regulating bulk sales or transfers which may be applicable to the sale of the Assets. Seller hereby jointly and severally agrees to indemnify and hold Buyer and its officers, directors, employees, agents, representatives, successors and assigns harmless from and against any and all losses, claims, damages, expenses and liabilities (including legal fees and expenses) to which Buyer may become subject pursuant to the bulk transfer provisions of the Uniform Commercial Code or any applicable state or any other applicable bulk transfer or sale statute with regard to the sale of the Assets contemplated by this Agreement.

16.      SYNACORT

         At Closing, Seller shall grant Buyer an exclusive, fully paid-up license, with right to sub-license, to manufacture, market and sell products in the Territory using the Synacort NDSs; provided, however, that Buyer may not manufacture, market or sell any product for the treatment of vulvovaginal mycotic infections products using the Synacort NDSs. At Closing, Seller shall transfer to Buyer and Buyer shall assume all regulatory responsibility for the Synacort NDSs. In addition, Seller shall assign and Buyer shall assume all rights and obligations under the Synacort Trademarks and the Synacort Trademark Agreements effective as of Closing.

17.      ARBITRATION AND GOVERNING LAW

         17.1 Generally. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators in accordance herewith, any dispute, controversy or claim arising out of or relating to this Agreement, to a breach or termination thereof, or to the rights of any party for indemnification thereunder ("Claim") shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the day the arbitration is commenced in accordance with this Agreement ("Rules"). In the event of any inconsistency between such Rules and the terms of this Agreement, this Agreement shall supersede the Rules. Any judgment on any award rendered in the arbitration may be entered in any court having jurisdiction and shall be final, binding, non-appealable, and conclusive. The AAA shall have jurisdiction over all parties to this Agreement for purposes of the arbitration.

         17.2 Defenses and Bankruptcy. Any statute of limitations or other equitable or legal doctrine which would otherwise be applicable to any action brought by any of the parties shall be applicable in the Arbitration. In the event any party to this Agreement files a petition under the bankruptcy laws of the United States or has a petition filed against it which results in an order for relief or other indicia that a bankruptcy case has commenced, it is the express intention of the parties to this Agreement that this Agreement shall control and be enforced in accordance with is terms and conditions that any Claim shall remain subject to arbitration to the maximum extent permitted by law.

         17.3 Commencement of Arbitration. Any party may commence arbitration by serving upon all other parties a written demand for arbitration sent by certified mail, return receipt requested, in accordance with Agreement, with a copy of the same delivered by certified mail, return receipt requested, to the AAA regional office in which Palo Alto California is then located. The AAA shall administer the arbitration. The arbitration panel shall consist of three members, one being appointed by each party and the third, who shall be the chairman of the panel, being appointed by mutual agreement of the two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration award shall be rendered by a majority of the members of the Board of Arbitration. Except as expressly provided in this Agreement in Section 17.9, the panel shall not be entitled to modify this Agreement or the transactions contemplated herein.

         17.4 Governing Law and Place of Arbitration. The arbitrators shall apply the laws of the State of New York (regardless of its or any other jurisdiction's choice of law principles). The place of arbitration shall be Phoenix, Arizona.

         17.5 Discovery and Other Matters. There shall be no rights of discovery in connection with the arbitration except as follows:

                  17.5.1 Each party shall have the right to request the arbitrators to issue subpoenas for documents in accordance with the rules;

                  17.5.2 Each party shall have the right to initiate one (1) deposition of one representative of each party to the arbitration; and each party shall have the right to initiate one (1) additional oral deposition pursuant to a subpoena issued by the arbitrators or any court of competent jurisdiction.

                  17.5.3 At any time following the tenth day after the commencement of the arbitration in accordance with this Agreement, a written notice served upon all parties shall be sufficient to compel the attendance of any party at a deposition upon not less than sixty (60) days notice and no subpoena shall be required for that purpose. If a person fails or refuses to testify at a deposition, that person shall not be permitted to testify at the hearing, except for good cause shown. The number of depositions that may be initiated by either party may be varied by agreement of all parties to the arbitration but not by any action, order or request of the arbitrators or any court.

         17.6 Hearing. Not less than thirty (30) days prior to the scheduled arbitration proceeding, the arbitrator shall conduct a preliminary hearing in accordance with the AAA guidelines. Not less than five (5) days prior to the preliminary hearing, all parties to the arbitrations shall serve upon all other parties to the arbitration a written list of witnesses and exhibits to be used at the arbitration hearing. Except for good cause shown, no witness or exhibit may be utilized at the arbitration hearing other than as set forth on such list. the arbitrators shall receive evidence at a single hearing. The arbitrators shall award reasonable attorneys' fees and costs in favor of the prevailing party or parties. The arbitrator shall issue a final award not more than twenty
(20) days following the conclusion of the hearing. The arbitrators shall have the power to hear and decide, by documents only or with a hearing (at the arbitrators sole discretion) any prehearing motions in the nature of a pre-trial motion to dismiss or for summary judgment.

         17.7 Arbitrators Fees. The arbitrators shall be entitled to receive reasonable compensation at an hourly rate to be established between the arbitrators and the AAA. If required by the arbitrators, Buyer, on the one hand, and Seller, on the other, will deposit with the AAA an equal share of the total anticipated fee of the arbitrators in an amount to be estimated by the AAA. The non-prevailing party(s) in the proceedings shall be ordered to pay, and shall have the ultimate responsibility for, all arbitrators fees and the fees of the AAA and such fees shall be included in the judgment to be entered against the non-prevailing party or parties.

18.      ADDITIONAL TERMS

         18.1 Brokers. Buyer represents to Seller that it has not employed any investment banker, broker, finder or intermediary (a "Broker") in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Seller upon consummation of the transactions contemplated hereby. Seller represents to Buyer that it has not employed any Broker in such connection who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

         18.2 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to seek equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         18.3 Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         18.4 Attorneys' Fees. If there is any litigation or arbitration with respect to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

         18.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other party.

         18.6 Entire Agreement. This Agreement, the exhibits hereto, the Disclosure Schedule and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

         18.7 Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

         18.8 Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

         18.9 Severability. The parties agree that (a) the provisions of this Agreement shall be severable and (b) in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (i) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (ii) the remaining provisions shall remain enforceable to the fullest extent permitted by law, provided that the rights and interests of the parties hereto shall not be materially affected.

         18.10 Captions. Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless the context requires otherwise, all references herein to Articles and Sections are to the articles and sections of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the Effective Date.


HOFFMANN-LA ROCHE LIMITED          MEDICIS PHARMACEUTICAL CORPORATION


By   /s/ Susan Griswold            By  /s/ Jonah Shacknai
   -----------------------            ----------------------------
Name     Susan Griswold            Name    Jonah Shacknai
     ---------------------              --------------------------
Title:                             Title:  Chairman and Chief
        Attorney in Fact                   Executive Officer
       -------------------                ------------------------